                           THE INFORMATION CONTAINED
                              IN THIS DOCUMENT IS
         -------------------------------------------------------------
                                  CONFIDENTIAL
         -------------------------------------------------------------
                          WE WANT TO PROVIDE YOU WITH
                           THE BEST SERVICE POSSIBLE

PLEASE HELP US IN OUR EFFORT BY NOTING THE FOLLOWING POINTS:
-- WRITE LEGIBLY.
-- SPECIFY BLACKLINING REQUIREMENTS.
-- USE MOST RECENT VERSION OF DOCUMENT TO MARK-UP.
-- ALLOW 1/4" FROM EDGE OF PAGE WHEN MAKING CHANGES.
-- AVOID USE OF FELT-TIPPED OR BLUE INK PENS AND SOFT LEAD PENCILS.
-- INDICATE MINOR CHANGES WITH AN "X" IN THE MARGIN.
-- AVOID USE OF "POST-ITS" AND STAPLES WHENEVER POSSIBLE.
EDGAR FILERS:
-- SUBMIT EDGAR EXHIBITS WELL IN ADVANCE OF FILING DATE.
-- SUBMIT CIK & CCC #S IN ADVANCE FOR TEST FILING.
TELEPHONE: (617) 542-1926                                    FAX: (617) 542-5790
                   YOUR CUSTOMER SERVICE REPRESENTATIVES ARE:

  (8:00 A.M. -- 4:00 P.M.)     (4:00 P.M. -- 12:00 A.M.)     (12:00 A.M. -- 8:00 A.M.)
----------------------------  ----------------------------  ----------------------------
        Bob Strause                    Rick Lydon                  John Connolly
        Steve Muller                 Michael Boris                  Peter Hanlon
        Tim Sweeney                   Mike Miller                  Kevin Robinson
         Tom Walsh                   Peggy Bayliss                Brian Kostanski
       Sandy Bandanza                 Scott Gagnon
        Tracy Goulet

                                     (LOGO)

                                BOWNE OF BOSTON
                         411 D STREET, BOSTON, MA 02210

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              PRIMARK CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          MICHIGAN                                38-2383282
                 (STATE OF INCORPORATION OF                      (IRS EMPLOYER
                CORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                               1000 WINTER STREET
                                  SUITE 4300N
                          WALTHAM, MASSACHUSETTS 02154
                                 (781) 466-6611
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            MICHAEL R. KARGULA, ESQ.
                            EXECUTIVE VICE PRESIDENT
                         GENERAL COUNSEL AND SECRETARY
                              PRIMARK CORPORATION
                         1000 WINTER STREET SUITE 4300N
                          WALTHAM, MASSACHUSETTS 02150
                                 (781) 466-661
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                            PROPOSED MAXIMUM
                                                            PROPOSED MAXIMUM    AGGREGATE
  TITLE OF EACH CLASS OF SECURITIES TO BE     AMOUNT TO BE   OFFERING PRICE     OFFERING       AMOUNT OF
                 REGISTERED                    REGISTERED     PER SHARE(1)      PRICE(1)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common stock, without par value.............    2,200,000        $40.22       $88,484,000      $26,102.78
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 (c) of the Securities Act of 1933 based on the average of the high and low prices for shares of the Registrant's Common Stock on December 19, 1997 on the NYSE.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     IF, AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT AND THIS REGISTRATION STATEMENT SHALL BE DEEMED TO COVER THE ADDITIONAL SECURITIES RESULTING FROM THE SPLIT OF, OR THE DIVIDEND ON, THE SECURITIES COVERED BY THIS REGISTRATION STATEMENT.
================================================================================

                                2,200,000 SHARES

                                 [PRIMARK LOGO]

                                  COMMON STOCK

     This Prospectus relates to 2,200,000 shares of Common Stock of Primark Corporation ("Primark" or the "Company") that may be offered from time to time by certain shareholders of the Company, who were the prior owners of ICV Limited ("ICV"), an indirect wholly owned subsidiary of the Company. See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of such shares.

     The Common Stock is traded on the New York Stock Exchange ("NYSE") and Pacific Exchange under the symbol "PMK." On December 19, 1997, the last reported sale price of the Common Stock on the NYSE was $40.625 per share.

     The Company has been advised that the Selling Shareholders may sell, from time to time, in one or more transactions (which may include block transactions), all or a portion of their shares on the NYSE or the Pacific Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions, through underwriters or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders have indicated that if any of the Common Stock offered hereby is sold through underwriters, brokers or dealers, then the Selling Shareholders may pay customary underwriting discounts and brokerage commissions and charges. The Selling Shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), although the Selling Shareholders disclaim such status. Any commissions and discounts received by such underwriters, brokers or dealers, and any profit on the resale of the stock by such underwriters, brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. The shares of Common Stock being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act. See "Plan of Distribution."

     The Company has entered into an agreement which provides for the sale of TASC, Inc. and The Analytic Sciences Corporation Limited, each, an indirect wholly owned subsidiary of the Company. See "The Company."

     FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" ON PAGE FIVE OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS DECEMBER 24, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC which may be obtained at the SEC's Web site [http://www.sec.gov]. Such reports, proxy statements and other information can also be inspected at the offices of the NYSE, Inc., 20 Broad Street, New York, New York 10005; and the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the SEC a Registration Statement on Form S-3 (herein together with all exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock being offered by this Prospectus. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed, or incorporated by reference, as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, together with exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of all or any part of the Registration Statement, may be obtained at prescribed rates from the public reference facilities of the SEC at its Washington, D.C. address.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference the following documents heretofore filed with the SEC pursuant to the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Amendment on Form 10-K/A dated December 11, 1997;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. The Company's Current Reports on Form 8-K dated January 7, 1997 (amending the Form 8-K filed November 14, 1996), February 4, 1997, April 3, 1997, April 18, 1997, June 19, 1997, July 11, 1997, July 28, 1997,
        December 9, 1997 and December 10, 1997 (amending the Form 8-K dated December 9, 1997); and

     4. The description of the Company's Common Stock set forth in the Company's Form 10 dated November 17, 1981, the Company's form 8-A dated October 18, 1985, the Company's Form 8-A dated June 16, 1992 and the Company's Form 8-A dated June 20, 1997.

     All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company will provide without charge, upon written or oral request, a copy of any or all of the documents containing information which is incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Primark Corporation, Investor Relations, 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154-1248, telephone: (781) 466-6611.

                                  THE COMPANY

     The Company is a Michigan corporation organized in 1981. The Company is engaged principally in the information services industry serving two primary markets, financial information ("Financial Information") and applied technology ("Applied Technology"). The Company's Financial Information businesses consist of the operations of Datastream, Disclosure, DAFSA, I/B/E/S, ICV, Vestek, Worldscope, Baseline and WEFA. Primark also has an equity interest in Primark Decision Economics, Inc. Primark develops and markets "value-added" database and information products that cover established and emerging markets worldwide, as well as proprietary analytical software for the analysis and presentation of financial and economic information. Customers include investment managers, investment bankers, financial market traders, analysts, accounting and legal professionals and information and reference service providers. The Applied Technology activities, conducted through TASC, Yankee and WSI, provide a broad spectrum of information technology services and products primarily to United States government agencies principally involved in national security and intelligence related activities, as well as customers of real-time and historical weather information. Within Applied Technology, Yankee supplies market research to vendors and users of telecommunications and computing.

     On December 8, 1997, the Company entered into a stock purchase agreement providing for the sale of the outstanding securities of TASC, its subsidiaries, including WSI, and TASC U.K. to Litton Industries, Inc. and Litton U.K. Limited, respectively, for an aggregate purchase price of $432 million, as adjusted (the "Proposed TASC Sale").

     Following consummation of the Proposed TASC Sale, the Company's management will focus its resources primarily on the Company's financial, economic and market research information services businesses. The Company also will focus its resources on opportunities for growth in the global market for information content. The Company's management intends to consider new approaches to its business systems and organizational structure to achieve efficiencies, improve profitability and customer service, and accelerate new product development. The Company's information content businesses will continue to receive information technology support from TASC through a three-year Information Technology Services Agreement (the "IT Services Agreement"), which is a part of the Proposed TASC Sale. The Company also continues to engage BT Alex. Brown Incorporated ("BT Alex. Brown") to assist the Company in evaluating strategic alternatives that could increase shareholder value. As part of this process, the Company anticipates that BT Alex. Brown will assist it in the preparation of information that could be furnished to parties that indicate an interest in acquiring the Company or key businesses other than those being disposed of in the Proposed TASC Sale. BT Alex. Brown had been initially retained earlier in 1997 when the Company was approached by various third parties regarding a possible sale of the Company. The Company, with BT Alex. Brown's assistance, will explore various strategic alternatives which could include, among other things, a sale of the Company, repurchase of the Company's shares of Common Stock, further reductions in bank debt or acquisitions in the financial economic and market research information services sector. It should be emphasized that, at this time, the Company has not made a decision to pursue any particular alternative, including without limitation, a sale of the Company.

     In June 1997, the Company adopted a formal plan to sell its non-core transportation services segment, TIMCO. The Company anticipates that the sale of TIMCO will be completed within one year at amounts which will at least approximate its net book value. The business of TIMCO, a wholly-owned subsidiary of the Company is being accounted for as a discontinued operation. For the year ended December 31, 1996, TIMCO employed 1,313 persons and reported revenues of $106.4 million.

     The Company's principal executive offices are located at Primark Corporation, 1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02154, and its telephone number is (781) 466-6611. Further information on Primark's businesses can be accessed via the Internet through Primark's home page at http://www.primark.com. All of the product names referred to herein are trademarks owned by the Company or its subsidiaries and some are registered trademarks or are the subject of pending trademark applications.

     The Company's subsidiaries and affiliates referred to in this Prospectus include Baseline Financial Services Inc. ("Baseline"), Datastream International Limited and its affiliates ("Datastream"), Disclosure

Incorporated ("Disclosure"), Groupe DAFSA S.A. ("DAFSA"), I/B/E/S International, Inc. ("I/B/E/S"), ICV Limited ("ICV"), Vestek Systems, Inc. ("Vestek"), WEFA Holdings, Inc. ("WEFA"),Worldscope/Disclosure LLC ("Worldscope"), TASC, Inc. ("TASC"), The Analytic Sciences Corporation Limited ("TASC U.K."), WSI Corporation ("WSI"), Triad International Maintenance Corporation ("TIMCO"), Yankee Group Research, Inc. ("Yankee") and an equity interest in Primark Decision Economics, Inc. ("PDE").

                                  RISK FACTORS

FOREIGN CURRENCY EXCHANGE RATE RISK

     International revenues accounted for 21.3% of the Company's 1996 revenues. Since not all of the Company's revenues and expenses are incurred in U.S. dollars, the Company's operations have been and may continue to be affected by fluctuations in currency exchange rates. The Company engages in hedging activities including foreign currency options and forward contracts, in order to minimize the ongoing exposure to foreign currency exchange risk with respect to its foreign source operating income and cash flows. In 1996, the Company recorded a $1.9 million gain before income taxes for foreign currency transactions. With regard to foreign currency, the Company does have substantial foreign currency expenses, especially in the United Kingdom, which in part offset revenue losses due to currency fluctuations. In addition, the Company typically maintains foreign currency hedges for its significant foreign currency exposures. Excluding the operations of TASC and TIMCO, the Company would have had international revenues of approximately 59% for the year ending December 31, 1996.

TECHNOLOGICAL CHANGES

     The Company operates principally in the information services industry, which is a rapidly changing and highly competitive industry. Even if the Company remains abreast of the latest developments and available technology, it could be adversely affected by technological advances and/or the introduction of new products and services in the information services industry. There are many large and successful companies which compete in the information services industry, many of which have greater resources. The future success of the Company will depend significantly on its ability to develop and deliver technologically advanced quality products and services. The Company's future results of operations could be adversely affected by the cost of developing such products and services.

LEVEL OF INDEBTEDNESS

     The Company has substantial indebtedness. At September 30, 1997, the Company had consolidated total debt of $350.4 million and consolidated common shareholders' equity of $462.8 million. Subject to certain restrictions on the Company and certain subsidiaries, including the satisfaction of certain debt coverage tests, the Company and its subsidiaries may incur additional indebtedness from time to time for general corporate purposes, including but not limited to, acquisitions and capital expenditures. Historically, cash generated from operating activities, in conjunction with borrowings and proceeds from equity issuances, has been sufficient to meet its debt service requirements, acquisitions and investment and capital expenditure requirements. The Company believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurances in this regard. Offsetting these risks, following consummation of the Proposed TASC Sale, the Company will redeem in full its $112 million of 8.75% Senior Notes due October 15, 2000, thereby reducing fixed charges.

LOSS OF TASC

     Following the Proposed TASC Sale, the Company's business will principally serve institutions and professionals in the financial markets, although the Company will also have corporate and government customers in both the United States and other countries. As a result, any downturn in the financial markets could adversely affect to a greater degree the Company's overall revenues and profits.

DEPENDENCE ON FEDERAL GOVERNMENT CONTRACTS

     A substantial potion of the Company's revenues is derived from services performed directly or indirectly under contracts with the U.S. government. Revenues derived from contracts with the U.S. government, primarily at TASC, accounted for approximately 44%, 49% and 58% of the Company's revenues for the years ended December 31, 1996, 1995, and 1994, respectively.

     All contracts made with the U.S. government may be terminated by the U.S. government at any time, with or without cause. There can be no assurance that any existing or future contracts with the U.S. government would not be terminated or that the U.S. government will continue to use the Company's services at levels comparable to current use.

     Companies that contract with the U.S. government are subject to regular audits with respect to costs charged to the government. Such audits may result in the disallowance of amounts charged to or paid by the government. There can be no assurance that such disallowances will not be claimed or imposed against the Company, and if imposed, will not have a material impact on the Company.

     National and global political, social and economic events may affect U.S. national security programs. Contracts made with the U.S. government are normally subject to annual approval of funding. Limitations imposed on spending by U.S. government agencies, which might result from efforts to reduce the Federal deficit or for other reasons, may limit both the continued funding of existing contracts with the U.S. government and the ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on the Company. No assurance can be given that the current level of government spending for national security programs will continue, that the U.S. government will continue its commitment to programs in which the Company's products and services are applicable or that it will not be adversely affected by any decline in that spending or commitment by the U.S. government.

     The Company's dependence on federal government contracts will be substantially lowered upon consummation of the Proposed TASC Sale.

DEPENDENCE ON TECHNICAL PERSONNEL

     The Company's future success is dependent upon its ability to attract and retain highly skilled personnel. The market for these professionals is competitive. There can be no assurance that the Company will continue to be successful in its effort to attract and retain such qualified professionals.

NEED FOR SECURITY CLEARANCES

     TASC is involved in a number of classified programs. TASC's ability to maintain its current base of business and to grow in the future is based in part upon its ability to provide employees and facilities which meet rigorous U.S. government security requirements. There can be no assurance that TASC will be able to meet such requirements in the future.

     The Company's need for security clearances will be eliminated upon consummation of the Proposed TASC Sale.

                                USE OF PROCEEDS

     The shares of Common Stock offered hereby are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of such shares. The Company will pay approximately $100,000 in expenses associated with the Offering.

                                DIVIDEND POLICY

     Since 1988, the Company has not paid cash dividends on its Common Stock. The Company currently intends to retain its earnings for future growth and therefore does not anticipate paying any cash dividends in the foreseeable future. See the Consolidated Financial Statements of the Company and the Notes thereto incorporated herein by reference concerning restrictions on dividends.

                              SELLING SHAREHOLDERS

     The Selling Shareholders (the former owners of ICV) acquired 2,200,000 shares of the Common Stock of Primark on October 24, 1996 when the Company acquired ICV. Pursuant to the terms of a Registration Rights Agreement between the Company and the Selling Shareholders dated as of October 24, 1996, the Company has agreed to provide registration rights with respect to such shares.

     The following table sets forth the position held with the Company by each Selling Shareholder for the past three years (except as otherwise noted), the number of shares of Common Stock beneficially owned by the Selling Shareholders as of November 30, 1997 and the number of shares of Common Stock offered by the Selling Shareholders pursuant to this Prospectus. The shares of Common Stock offered hereby are those shares that have been acquired at the time of the Company's acquisition of ICV. Because the Selling Shareholders may sell, from time to time, all or some of the Common Stock offered hereby, no estimate can be made of the aggregate amount of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus relates.

                                                              SHARES BENEFICIALLY
                                                                  OWNED AS OF
                                                                  NOVEMBER 30,       NUMBER OF SHARES
                NAME AND POSITION OF HOLDER                           1997             BEING OFFERED
------------------------------------------------------------  --------------------   -----------------
GNI Holdings Limited........................................          103,671              103,671
Anita Florence Taylor(1)....................................          411,735              381,735
3i plc......................................................           42,011               42,011
Harry Ferguson Holdings Ltd Timothy James Sheldon Trust UA
  5/27/87...................................................          100,457              100,457
K.E. Ahl & E.J. Kaier.......................................           84,022               84,022
Technical Investments Holdings SA...........................           66,964               66,964
Goddard Nominees (Jersey) Limited(2)........................        1,205,501            1,205,501
G McCaldin..................................................            4,681                4,681
C A Stevens(3)..............................................           64,074               60,274
Adrian Dear(4)..............................................           50,228               50,228
Paren Knadjian(5)...........................................           61,978               50,228
Kevin Underwood(6)..........................................           37,437               30,137
Barry Woodward(7)...........................................           23,583               18,283
Tracy Woodward(7)...........................................            1,808                1,808
                                                                    ---------            ---------
                                                                    2,258,150            2,200,000
                                                                    =========            =========

---------------

Notes:

(1) Ms. Anita Florence Taylor is the wife of Mr. David Taylor, Managing Director of ICV Limited. As of November 30, 1997, Mr. Taylor held options on 30,000 shares of Primark common stock at an exercise price of $26.25 per share.

(2) Goddard Nominees (Jersey) Limited is the trustee for Mr. Christopher Sharples, Chairman of ICV limited.

(3) Ms. Claire Stevens is the Technical Director of Data Production and a Senior Manager of ICV Limited. As of November 30, 1997, Ms. Stevens held options on 3,800 shares of Primark common stock at exercise prices ranging from $26.25 to $29.56.

(4) Mr. Adrian Dear held the position of Director of Marketing of ICV Limited until December of 1996.

(5) Mr. Paren Knadjian is the Director of Marketing and Product Development and a Senior Manager of ICV Limited. As of November 30, 1997, Mr. Knadjian held options on 11,750 shares of Primark common stock at exercise prices ranging from $26.25 to $29.56.

(6) Mr. Kevin Underwood is the Group Administration Director and a Senior Manager of ICV Limited. As of November 30, 1997, Mr. Underwood held options on 7,300 shares of Primark common stock at prices ranging from $26.25 to $29.56.

(7) Mr. Barry Woodward is the Director of Operations and a Senior Manager of ICV Limited. Ms. Tracy Woodward is his wife. As of November 30, 1997, Mr. Woodward held options on 5,300 shares of Primark common stock at prices ranging from $26.25 to $29.56.

                      SELECTED CONSOLIDATED HISTORICAL AND
                     PRO FORMA FINANCIAL AND OPERATING DATA

     The following table sets forth selected consolidated historical and pro forma financial and operating data concerning the Company. With the exception of
(i) the selected data as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996, and (ii) the pro forma data for the nine months ended September 30, 1997, and the fiscal year ended December 31, 1996, the "Income Statement Data," "Other Operating and Financial Data" and "Balance Sheet Data" are derived from historical consolidated financial statements of the Company restated to present the results of operations of TIMCO as a discontinued operation. The Company's consolidated financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, are incorporated by reference in this Registration Statement and have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is also incorporated by reference herein. The selected financial data as of September 30, 1997, and for the nine months ended September 30, 1997 and 1996, have been derived from the unaudited interim consolidated financial statements of the Company incorporated by reference in this Registration Statement. The selected pro forma data are derived from the Unaudited Pro Forma Consolidated Financial Statements and Notes thereto appearing elsewhere in this Registration Statement. The selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference, and the Unaudited Pro Forma Consolidated Financial Statements and Notes thereto appearing elsewhere in this Registration Statement.

                                                                                                        NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                     SEPTEMBER 30,
                       ---------------------------------------------------------------------    ---------------------------------
                                           HISTORICAL(1)(2)                        PRO FORMA      HISTORICAL(1)(2)      PRO FORMA
                       --------------------------------------------------------     (2)(3)      --------------------     (2)(3)
                         1992        1993        1994        1995        1996        1996         1996        1997        1997
                       --------    --------    --------    --------    --------    ---------    --------    --------    ---------
                                               (IN THOUSANDS EXCEPT STATISTICAL DATA AND PER SHARE DATA)
INCOME STATEMENT
 DATA:
Operating
 revenues...........   $298,721    $395,054    $423,193    $530,979    $660,763    $277,063     $478,322    $617,468    $294,725
Cost of services....    268,648     259,705     236,903     297,968     368,749     113,125      255,962     342,830     117,996
Selling, general and
 administrative.....      5,406      78,864     128,955     150,840     189,721     102,817      146,577     179,905     115,043
Depreciation........      5,656      10,266      11,469      14,137      18,241      12,318       12,348      16,963      13,108
Amortization of
 goodwill and other
 intangible
 assets.............      5,496      15,287      15,361      21,203      23,909      19,800       17,118      26,081      23,287
Restructuring
 charge.............         --          --          --          --          --          --           --       6,800       6,800
                        -------     -------     -------     -------     -------     -------      -------     -------     -------
Operating income....     13,515      30,932      30,505      46,831      60,143      29,003       46,317      44,889      18,491
Interest expense
 (income) -- net....      2,909      10,174       9,853      15,084      15,950      (2,675)      10,625      17,021         735
Foreign currency
 transaction loss
 (gain) -- net......     (1,130)      1,477       1,329       2,620      (1,864)     (1,836)      (1,487)     (2,327)     (2,325)
Other expense
 (income)                 2,266          33        (533)        807       1,294         (66)         735      (1,646)     (1,679)
Income tax
 expense............      5,034       9,059       8,988      13,190      19,219      12,612       16,859      18,537      13,119
                        -------     -------     -------     -------     -------     -------      -------     -------     -------
Income from
 continuing
 operations.........   $  4,436    $ 10,189    $ 10,868    $ 15,130    $ 25,544    $ 20,968     $ 19,585    $ 13,304    $  8,641
                        =======     =======     =======     =======     =======     =======      =======     =======     =======
Earnings per share
 from continuing
 operations(4)......   $   0.16    $   0.44    $   0.47    $   0.66    $   0.95    $   0.78     $   0.75    $   0.48    $   0.31
Net income (loss)
 applicable to
 Common Stock.......   $  5,821    $  4,087    $ 12,316    $ 16,882    $ 36,749    $ 20,609     $ 30,019    $ 10,797    $  8,641
Weighted average
 shares of Common
 Stock
 outstanding........     19,388      19,805      19,909      20,602      26,555      26,555       25,807      27,577      27,577

OTHER OPERATING AND
 FINANCIAL DATA:
EBITDA(5)...........   $ 24,667    $ 56,485    $ 57,335    $ 82,171    $102,293    $ 61,121     $ 75,783    $ 87,933    $ 54,886
EBITDA as a % of
 operating
 revenue............        8.3%       14.3%       13.5%       15.5%       15.5%       22.1%        15.8%       14.2%       18.6%
Capital expenditures
 and capitalized
 software...........   $  7,294    $ 16,183    $ 22,464    $ 21,499    $ 40,406    $ 36,328     $ 26,328    $ 38,844    $ 31,697
Book value per
 share..............   $  11.08    $  11.33    $  12.14    $  15.19    $  17.59         N/A     $  17.79    $  19.15    $  24.51

                                                                                                       NINE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                SEPTEMBER 30,
                                  --------------------------------------------------------    -----------------------------------
                                                      HISTORICAL(1)(2)                           HISTORICAL(1)(2)       PRO FORMA
                                  --------------------------------------------------------    ----------------------     (2)(3)
                                    1992        1993        1994        1995        1996        1996         1997         1997
                                  --------    --------    --------    --------    --------    --------    ----------    ---------
                                                     (IN THOUSANDS EXCEPT STATISTICAL DATA AND PER SHARE DATA)
BALANCE SHEET DATA:
Current assets.................   $116,346    $110,927    $121,145    $188,140    $201,552    $206,029    $  243,141    $145,407
Goodwill and other
 intangibles -- net............    301,151     297,863     296,097     485,953     665,560     505,168       745,917     647,148
Property, plant &
 equipment -- net..............     24,102      25,620      30,534      41,747      53,417      45,287        58,318      46,576
Net assets of discontinued
 operations....................     17,290       6,769      10,639      32,428      39,930      33,463        16,609      16,609
Other noncurrent assets........     16,284      10,804       6,508      11,156      11,124      38,848         7,680       7,361
                                   -------     -------     -------     -------     -------     -------       -------     -------
Total assets...................   $475,173    $451,983    $464,923    $759,424    $971,583    $828,795    $1,071,665    $863,101
                                   =======     =======     =======     =======     =======     =======       =======     =======
Accounts payable and other
 current liabilities...........   $ 65,434    $ 64,083    $ 72,969    $100,022    $210,271    $121,418    $  222,994    $117,246
Total debt and capital lease
 obligations (including current
 maturities)...................    161,088     130,386     115,573     239,476     248,340     240,091       350,374      27,050
Other noncurrent liabilities...     30,574      32,506      34,726      48,923      36,490      58,783        34,636      80,206
Minority interest                       --          --          --          --         265          --           907         907
Series A Preferred Stock.......     16,522      16,874      16,874      16,874          --          --            --          --
Common shareholders' equity....    201,555     208,134     224,781     354,129     476,217     408,503       462,754     637,692
                                   -------     -------     -------     -------     -------     -------       -------     -------
Total liabilities and
 shareholders' equity..........   $475,173    $451,983    $464,923    $759,424    $971,583    $828,795    $1,071,665    $863,101
                                   =======     =======     =======     =======     =======     =======       =======     =======

---------------

(1) In June of 1997, the Company adopted a formal plan to sell TIMCO. Accordingly, the historical financial statement data presented herein has been restated to present the operations of TIMCO separately as a discontinued operation.

(2) The historical and pro forma financial information includes the operations of the following companies from their respective dates of acquisition:
    Datastream acquired September 25, 1992; Vestek acquired June 30, 1994; Disclosure and I/B/E/S acquired June 29, 1995; DAFSA acquired June 18, 1996; Yankee acquired August 9, 1996; Worldscope acquired October 15, 1996; ICV acquired October 24, 1996; Baseline acquired January 6, 1997; and WEFA acquired February 7, 1997.

(3) Gives effect to the Proposed TASC Sale for the sale of TASC and its affiliates assuming the transaction occurred on January 1 of the period presented. See "Unaudited Pro Forma Consolidated Financial Information."

(4) Earnings per share represent earnings per common and common share equivalent before discontinued and extraordinary items.

(5) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA represents supplemental information only and should not be construed as an alternative to operating income or to cash flows from operating activities as defined by U.S. generally accepted accounting principles.

N/A Not applicable.

                      PRIMARK CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The unaudited pro forma consolidated financial information presented herein gives effect to the Company's sale of the TASC Entities and their affiliates. For purposes of the Unaudited Pro Forma Consolidated Financial Information, the term "TASC" shall mean TASC, Inc., its affiliates and TASC U.K. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended September 30, 1997 and for the year ended December 31, 1996 assume that the Proposed TASC Sale occurred on January 1. Accordingly, the pro forma financial information for the 1997 period is based upon the historical financial statements of Primark and TASC for the nine months ended September 30, 1997. The pro forma financial information for 1996 is based upon the historical financial statements of Primark and TASC for the twelve months ended December 31, 1996, adjusted to reflect the operations of TIMCO as discontinued. Certain reclassifications have been made to the historical income statements to conform with the Company's current presentation.

     The Unaudited Pro Forma Consolidated Financial Statements include the accounts of TASC and give effect to events that are directly attributable to the Proposed TASC Sale and expected to have a continuing impact on the Company. Explanations for these adjustments are included in the Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet and Income Statements. The pro forma condensed consolidated income statement for the year ended December 31, 1996 does not reflect interest income which would have been earned on approximately $78,556,000 of unapplied proceeds. Assuming the Company had invested such unapplied proceeds in over night funds, it would have earned interest income of approximately $4,000,000.

     It should be noted that the Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 1996 includes the operations of the following companies from their respective dates of acquisition: DAFSA acquired June 18, 1996: Yankee, acquired August 9, 1996; ICV Limited acquired October 24, 1996: Worldscope/Disclosure LLC acquired October 15, 1996. Similarly, the unaudited pro forma financial information for the nine months ended September 30, 1997 includes the operations of Baseline Financial Services, Inc. and WEFA from their January 6, 1997 and February 7, 1997 dates of acquisition, respectively. With the exception of this matter, the Company knows of no specific matters that would cause the unaudited pro forma consolidated financial information included herein not to be indicative of future operations. However, such pro forma operating results have been prepared for comparative purposes only and do not necessarily represent actual operating results that may occur in the future or that would have occurred had the Proposed TASC Sale been consummated on the above-mentioned assumed date.

     The Company's Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements of Primark and the information contained in the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference.

                      PRIMARK CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                                                                              UNAUDITED
                                                    AS                          PROPOSED                         PRO
                                                 REPORTED       TASC(1)       TRANSACTION     ADJUSTMENTS       FORMA
                                                ----------      --------      -----------     -----------     ---------
                                                                      (IN THOUSANDS OF DOLLARS)
Cash and cash equivalents....................   $   16,308      $   (160)     $ 429,190(2)    $(429,190)      $ 16,148
Accounts receivable..........................      181,969       (94,411)                                       87,558
Net assets of discontinued operations........       16,609       151,723       (151,723)(2)                     16,609
Other current assets.........................       44,864        (3,163)                                       41,701
Goodwill, net................................      652,763       (93,298)                                      559,465
Capitalized data and other intangibles,
  net........................................       49,194          (883)                        (3,899)(4)     44,412
Capitalized software, net....................       43,960          (689)                                       43,271
Other assets.................................        7,680          (319)                                        7,361
Property, Plant and Equipment................       58,318       (11,742)                                       46,576
                                                ----------      --------      ---------       ---------       --------
    Total assets.............................   $1,071,665      $(52,942)     $ 277,467       $(433,089)      $863,101
                                                ==========      ========      =========       =========       ========
Notes payable................................   $    2,951                                                    $  2,951
Accounts payable and accrued liabilities.....       61,263      $(28,751)                     $  (6,905)(3)     25,607
Federal income, property and other taxes
  payable....................................       11,767        (3,428)     $   3,013(2)       (1,862)(5)      9,490
                                                                                 94,061(2)      (94,061)(3)
Deferred income..............................       88,912        (6,763)                                       82,149
Long term debt...............................      347,423                                     (323,324)(3)     24,099
Deferred income taxes........................       15,043        (6,933)                        (1,482)(4)      6,628
Other liabilities............................       80,645        (7,067)                                       73,578
Minority interest............................          907                                                         907
Stockholders' equity.........................      462,754                      180,393(6)       (3,038)(5)    637,692
                                                                                                 (2,417)(4)
                                                ----------      --------      ---------       ---------       --------
    Total liabilities and stockholders'
       equity................................   $1,071,665      $(52,942)     $ 277,467       $(433,089)      $863,101
                                                ==========      ========      =========       =========       ========

The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

     NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

1.  TASC

     The pro forma condensed consolidated balance sheet gives effect to the classification of TASC as a discontinued operation upon receipt of shareholder approval. Included in the net assets of TASC is an account receivable, net, from Primark of $18,435,000.

2.  PROPOSED TASC SALE

     The pro forma condensed consolidated balance sheet gives effect to the sale of TASC for $432,000,000, net of estimated transaction costs of $2,810,000. Income taxes associated with the sale of TASC are estimated to be $94,061,000. In connection with the proposed transaction, Primark has agreed to fund all federal and state income tax liabilities of TASC as of the closing. Federal and state income taxes at September 30, 1997 included in the historical financial statements of TASC aggregate $3,013,000.

3.  USE OF PROCEEDS

     The pro forma condensed consolidated balance sheet assumes for the purpose of this presentation that the proceeds will be used to (i) prepay all amounts outstanding on the Company's $112,000,000 senior callable bonds, including a 4.375% premium aggregating $4,900,000, together with the accrued interest thereon, (ii) repay $211,324,000 of the Company's outstanding term loan together with accrued interest thereon, and (iii) to fund the estimated income tax liability associated with the proposed transaction of $94,061,000. The actual amount of taxes to be paid and the level and timing of bank debt to be repaid, if any, will be determined following completion of the Proposed TASC Sale.

4.  DEBT ISSUE COSTS

     The pro forma condensed consolidated balance sheet gives effect to the write off of unamortized debt issue cost of $3,899,000 and related tax benefit of $1,482,000 associated with prepayment of the senior callable bonds and term loan described in note 3 above. Such amounts will be reflected as an extraordinary item in the Company's consolidated statement of income.

5.  DEBT PREPAYMENT PREMIUM

     The pro forma condensed consolidated balance sheet gives effect to charge for the prepayment premium of $4,900,000, net of tax benefit of $1,862,000, as described in note 2 above. Such amounts will be reflected as an extraordinary item in the Company's consolidated statement of income.

6.  CLOSING ADJUSTMENTS

     The actual gain at the closing date will be adjusted from the amounts presented herein on a dollar for dollar basis for increases or decreases in stockholder's equity of TASC between September 30, 1997 and the closing date, excluding the effect of changes resulting from income tax liabilities to be paid by the Company as described in note 2 above.

                      PRIMARK CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                             UNAUDITED
                                              AS REPORTED      TASC(1)       ADJUSTMENTS     PRO FORMA
                                              -----------     ----------     -----------     ---------
                                                        (THOUSANDS EXCEPT PER SHARE AMOUNTS)
Operating Revenues.........................    $ 617,468      $ (324,753)      $ 2,010(2)    $ 294,725
                                                --------      ----------       -------        --------
Operating Expenses:
  Cost of Services.........................      342,830        (226,046)        1,212(2)      117,996
  Selling General and Administrative.......      179,905         (64,862)                      115,043
  Depreciation.............................       16,963          (3,855)                       13,108
  Amortization of Goodwill.................       13,893          (2,070)                       11,823
  Amortization of other intangible
     assets................................       12,188                          (724)(6)      11,464
  Restructuring Charge.....................        6,800                                         6,800
                                                --------      ----------       -------        --------
     Total Operating Expenses..............      572,579        (296,833)          488         276,234
                                                --------      ----------       -------        --------
  Operating Income.........................       44,889         (27,920)        1,522          18,491
                                                --------      ----------       -------        --------
Other Income and (Deductions)
  Investment Income........................          904            (776)          742(2)          870
  Interest Expense.........................      (17,925)            108           (32)(2)      (1,605)
                                                                                16,244(3)
  Foreign Currency Gain (loss).............        2,327              (2)                        2,325
  Other....................................        1,646              33                         1,679
                                                --------      ----------       -------        --------
     Total Other...........................      (13,048)           (637)       16,954           3,269
                                                --------      ----------       -------        --------
Income From Continuing Operations Before
  Income Taxes.............................       31,841         (28,557)       18,476          21,760
Income Taxes...............................       18,537         (12,439)        7,021(4)       13,119
                                                --------      ----------       -------        --------
Income From Continuing Operations..........    $  13,304      $  (16,118)      $11,455       $   8,641
                                                ========      ==========       =======        ========
Earnings per Common and Common Equivalent
  Share....................................    $    0.48                                     $    0.31
                                                ========                                      ========
Weighted Average Common and Common
  Equivalent Shares Outstanding............       27,577                                        27,577
                                                ========                                      ========

The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                               AS
                                                            REPORTED                                    UNAUDITED
                                                            RESTATED                                       PRO
                              AS REPORTED     TIMCO(5)        TIMCO        TASC(1)      ADJUSTMENTS       FORMA
                              -----------     ---------     ---------     ---------     -----------     ---------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Operating Revenues..........   $ 767,125      $(106,362)    $660,763      $(386,953)      $ 3,253(2)    $277,063
                               ---------      ---------     --------      ---------       -------       --------
Operating Expenses:
  Cost of services..........     457,528       (88,779)      368,749       (258,768)        3,144(2)     113,125
  Selling General and
    Administrative..........     199,922       (10,201)      189,721        (86,904)                     102,817
  Depreciation..............      19,445        (1,204)       18,241         (5,923)                      12,318
  Amortization of
    Goodwill................      13,369                      13,369         (2,753)                      10,616
  Amortization of other
    intangible assets.......      10,540                      10.540           (192)       (1,164)(6)      9,184
  Restructuring Charge......
                               ---------      ---------     --------      ---------       -------       --------
    Total Operating
      Expenses..............     700,804      (100,184)      600,620       (354,540)        1,980        248,060
                               ---------      ---------     --------      ---------       -------       --------
  Operating Income..........      66,321        (6,178)       60,143        (32,413)        1,273         29,003
                               ---------      ---------     --------      ---------       -------       --------
Other Income and
  (Deductions)
  Investment income.........       2,703            (4)        2,699           (638)          614(2)       2,675
  Interest Expense..........     (20,193)        1,544       (18,649)            26        18,623(3)       --
  Foreign Currency Gain
    (Loss)..................       1,864                       1,864            (28)                       1,836
  Other.....................      (1,533)          239        (1,294)         1,360                           66
                               ---------      ---------     --------      ---------       -------       --------
    Total Other.............     (17,159)        1,779       (15,380)           720        19,237          4,577
                               ---------      ---------     --------      ---------       -------       --------
Income From Continuing
  Operations Before Income
  Taxes.....................      49,162        (4,399)       44,763        (31,693)       20,510         33,580
Income Taxes................      21,207        (1,988)       19,219        (14,401)        7,794(4)      12,612
                               ---------      ---------     --------      ---------       -------       --------
Income From Continuing
  Operations................      27,955      $ (2,411)     $ 25,544      $ (17,292)      $12,716         20,968
                                              =========     ========      =========       =======
Dividends on Preferred
  Stock.....................        (359)                                                                   (359)
                               ---------                                                                --------
Income Applicable to Common
  Stock.....................   $  27,596                                                                $ 20,609
                               =========                                                                ========
Earnings per Common and
  Common Equivalent Share...   $    1.04                                                                $   0.78
                               =========                                                                ========
Weighted Average Common and
  Common Equivalent Shares
  Outstanding...............      26,555                                                                  26,555
                               =========                                                                ========

The notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                      PRIMARK CORPORATION AND SUBSIDIARIES

   NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS

1.  TASC

     The pro forma condensed consolidated income statements give effect to the classification of TASC as a discontinued operation upon the receipt of shareholder approval.

2.  INTERCOMPANY ELIMINATION

     The pro forma condensed consolidated income statements give effect to the elimination of transactions between TASC and Primark or any of its other subsidiaries that are included in the amounts reported for TASC on a separate entity basis.

3.  INTEREST EXPENSE

     The pro forma condensed consolidated income statements give effect to the reduction of interest expense as a result of the application of the proceeds from the proposed transaction to repay outstanding debt balances. The pro forma condensed consolidated income statement for the year ended December 31, 1996 does not reflect interest income which would have been earned on approximately $78,556,000 of unapplied proceeds. Assuming the Company had invested such unapplied proceeds in over night funds, it would have earned interest income of approximately $4,000,000.

4.  INCOME TAXES

     The pro forma condensed consolidated income statements give effect to the tax benefit of adjustments in notes 1 through 3 and note 6, as described above and below, at an incremental rate of 38%.

5.  TIMCO

     The pro forma condensed consolidated income statement for the year ended December 31, 1996 gives effect to the classification of TIMCO, a wholly owned subsidiary of the Company, as discontinued operation as a result of the Company's June 1997 announced plan to dispose of TIMCO. The September 30, 1997 financial statements of the Company as previously reported reflect TIMCO as a discontinued operation.

6.  DEBT ISSUE COSTS

     The pro forma condensed consolidated income statements give effect to the reduction in amortization of debt issue costs as a result of the Company's assumed repayment of outstanding debt.

                              PLAN OF DISTRIBUTION

     This offering of 2,200,000 shares of Common Stock is being made by the Selling Shareholders, who have indicated they are acting independently of each other and the Company in determining the manner and extent of sales of the shares of Common Stock included herein. The Company will receive none of the proceeds of this Offering.

     Although all of the shares of Common Stock that are currently owned by the Selling Shareholders, or that would be owned by them upon the exercise of options granted under the Plan, are being registered for public sale, the sale of any or all of such shares by a Selling Shareholder may depend on the sale price of such shares and market conditions generally prevailing at the time. The Selling Shareholders reserve the right to reject any order in whole or in part.

     The Selling Shareholders have informed the Company that they may sell the shares of Common Stock being offered hereby in one or more transactions (which may involve block transactions) effected from time to time on the NYSE or the Pacific Stock Exchange, in special offerings, in the over-the counter market, in negotiated transactions, or through a combination of such methods of sale, in each case at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution and/or a secondary distribution in accordance with the rules of the NYSE or the Pacific Stock Exchange, as applicable; and (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     Some or all of the shares offered hereunder also may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by such underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any initial public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed from time to time.

     The Selling Shareholders have indicated that if any of the Common Stock offered hereby is sold through underwriters, brokers or dealers, then the Selling Shareholders may pay customary brokerage commissions and charges or an underwriting discount or concession. The Selling Shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, although the Selling Shareholders disclaim such status. Any commissions and discounts received by such persons, or any profit on the resale of the stock by such persons, may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the delivery of the Prospectus, or any Prospectus Supplement, nor any other action taken by the Company, the Selling Shareholders or any purchaser in connection with the purchase or sale of shares offered hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act in connection with the sales of any shares.

     The Selling Shareholders have agreed to indemnify and hold harmless the Company, its officers and directors, with respect to any untrue statement in or omission from, this Prospectus or the Registration Statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to the Company by such Selling Shareholder for use in the preparation of this Prospectus or Registration Statement.

     The Company will pay all expenses incidental to the registration of the Common Stock, but will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers.

The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act, in connection with the Common Stock offered hereby.

     The shares of Common Stock being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain legal matters relating to the Offering will be passed upon for the Company and the Selling Shareholders by Michael R. Kargula, General Counsel of the Company. As of December 22, 1997, Mr. Kargula beneficially owned 333,872 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    4
Risk Factors..........................    5
Use of Proceeds.......................    6
Dividend Policy.......................    6
Selling Shareholders..................    7
Selected Consolidated Historical and
  Pro Forma Financial and Operating
  Data................................    8
Unaudited Pro Forma Consolidated
  Financial Information...............   10
Plan of Distribution..................   16
Legal Matters.........................   17
Experts...............................   17

======================================================
======================================================

                                2,200,000 SHARES

                                 [PRIMARK LOGO]
                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------
                               DECEMBER 24, 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  FEES*

    Securities and Exchange Commission Registration Fee.......................  $ 26,103
    Printing Expenses.........................................................    10,000
    Accounting Fees...........................................................     5,000
    Miscellaneous.............................................................    58,897
                                                                                ----------
    Total.....................................................................  $100,000
                                                                                ==========

---------------

* All amounts except registration fee are estimates. All fees, excluding underwriting fees and discounts, will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") contain detailed provisions concerning the indemnification of directors, officers, employees, and agents against judgments, penalties, fines and amounts paid in settlement of litigation that they may incur in their capacity as such.
Section 561 through 571 of the MBCA, which are filed as Exhibit 99.1 to this Registration Statement, are incorporated herein by reference.

     Article VIII of the Articles of Incorporation of the Registrant provides that the Registrant shall indemnify any person who is or was a director or officer of the registrant or is or was serving at the request of the Registrant as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit, or proceeding to the full extent provided by the MBCA from time to time in effect.

     Section 6.1 of the By-laws of the Registrant provides that the Registrant shall indemnify its officers, directors, employees, agents and other persons to the fullest extent to which corporations are empowered to indemnify such persons at law.

     Article IX of the Articles of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for a violation of Section 551(1) of the MBCA or (iv) for any transaction from which the director derived any improper personal benefit.

     The Company maintains a director's and officer's liability insurance policy that covers its directors and officers for certain claims and actions incurred in the course of their duties, including, under certain circumstances, alleged violations of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                                           DESCRIPTION
-------     -----------------------------------------------------------------------------------
  4.1       Articles of Incorporation of the Registrant (incorporated by reference to Exhibit
            3.1 to the Registrant's Registration Statement No. 2-74688); Amendment to the
            Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the
            Registrant's 1985 Form 10-K); Amendment dated August 8, 1991 (incorporated by reference to Exhibit 3(a) to the Registrant's Form 8-K dated August 9, 1991);
            Amendment dated May 27, 1992 (incorporated by reference to Exhibit 3.1 to the
            Registrant's June 30, 1992 Form 10-Q); Amendment dated May 28, 1997 (incorporated by reference to Exhibit 3.1 to the Registrant's June 30, 1997 Form 10-Q).
  4.2       By-laws of the Registrant, as amended (incorporated by reference to the
            Registrant's September 30, 1990 Form 10-Q).
  5.1*      Opinion of Michael R. Kargula, General Counsel of the Company, regarding the legality of the shares of Common Stock being offered hereby.
 23.1*      Consent of Deloitte & Touche LLP.
 23.2*      Consent of Michael R. Kargula, General Counsel of the Company (included in Exhibit
            5.1).
 99.1*      Sections 561-571 of the Michigan Business Corporation Act.

---------------

* Filed herewith.

For documents incorporated by reference, references are to File No. 1-8260.

ITEM 17.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on December 24, 1997.

                                          PRIMARK CORPORATION

                                          By:          STEPHEN H. CURRAN
                                             -----------------------------------
                                                Executive Vice President and
                                                  Chief Financial Officer
                                                     December 24, 1997

     The undersigned directors and officers of Primark Corporation, a Michigan corporation, hereby severally constitute and appoint Joseph E. Kasputys, Stephen
H. Curran and Michael R. Kargula, and each of them, (with full power to act without the others), his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, a Registration Statement on Form S-3 offering for sale to the public of 2,200,000 shares of Primark common stock ("Registration Statement') and any and all amendments (including post-effective amendments) to the Registration Statement, hereby giving and granting unto said attorneys full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully, to all intents and purposes, as he or she might or could do if personally present at the time thereof, hereby ratifying and confirming all that said attorneys and agents, or any of them, or their or his or her substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  -------------------


                    *                       Chairman, President and Chief   December 23, 1997
------------------------------------------  Executive Officer (Principal
            Joseph E. Kasputys              Executive Officer)

          /s/ STEPHEN H. CURRAN             Executive Vice President and    December 23, 1997
------------------------------------------  Chief Financial (Principal
            Stephen H. Curran               Accounting and Financial
                                            Officer)

                    *                       Director                        December 23, 1997
------------------------------------------
             Jonathan Newcomb

                    *                       Director                        December 23, 1997
------------------------------------------
             Kevin J. Bradley

                    *                       Executive Vice President and    December 23, 1997
------------------------------------------  Director
               John C. Holt

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  -------------------


                    *                       Director                        December 23, 1997
------------------------------------------
              Steven Lazarus

                    *                       Director                        December 23, 1997
------------------------------------------
            Patricia McGinnis

                    *                       Director                        December 23, 1997
------------------------------------------
           Constance K. Weaver

*By:  /S/  STEPHEN H. CURRAN
    --------------------------

       Stephen H. Curran
        Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT                                                                              SEQUENTIALLY
  NO.                                   DESCRIPTION                                 NUMBERED PAGE
-------   ------------------------------------------------------------------------  --------------
 4.1      Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement No. 2-74688);
          Amendment to the Articles of Incorporation (incorporated by reference to
          Exhibit 3.1 to the Registrant's 1985 Form 10-K); Amendment dated August
          8, 1991 (incorporated by reference to Exhibit 3(a) to the Registrant's
          Form 8-K dated August 9, 1991); Amendment dated May 27, 1992
          (incorporated by reference to Exhibit 3.1 to the Registrant's June 30,
          1992 Form 10-Q); Amendment dated May 28, 1997 (incorporated by reference to Exhibit 3.1 to the Registrant's June 30, 1997 Form 10-Q).
 4.2      By-laws of the Registrant, as amended (incorporated by reference to the
          Registrant's September 30, 1990 Form 10-Q).
 5.1*     Opinion of Michael R. Kargula, General Counsel of the Company, regarding the legality of the shares of Common Stock being offered hereby.
23.1*     Consent of Deloitte & Touche LLP.
23.2*     Consent of Michael R. Kargula, General Counsel of the Company (included in Exhibit 5.1).
99.1*     Sections 561-571 of the Michigan Business Corporation Act.

---------------

* Filed herewith.

For the Company's documents incorporated by reference, references are to File No. 1-8260.